Exhibit 99.1

AZZ incorporated Reports the Death of Mr. David H. Dingus, President and Chief Executive Officer

Contact:	Dana Perry, Senior Vice President – Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

AZZ incorporated Mourning Loss of David Dingus; Dana Perry to Assume

Duties of President and Chief Executive Officer on Interim Basis

October 28, 2013 – FORT WORTH, TX – AZZ incorporated (NYSE: AZZ) today announced with great sadness the death of Mr. David H. Dingus, Director, President and Chief Executive Officer. Mr. Dingus died unexpectedly on Sunday, October 27 from medical complications related to pancreatic cancer. Mr. Dingus has served as the President and Chief Executive Officer of AZZ incorporated since 2001 and as a member of the Board of Directors of AZZ incorporated since 1999.

Kevern Joyce, Chairman of the Board of Directors of AZZ incorporated, said “The entire AZZ family is saddened by the news of David’s death. We grieve David’s passing and send our deepest condolences to his family.”

The duties of the President and Chief Executive Officer of AZZ incorporated will be assumed on an interim basis by Mr. Dana Perry, the current Senior Vice President of Finance and Chief Financial Officer of AZZ incorporated until AZZ’s board of directors appoints a successor to serve in such office on a long-term basis.

AZZ incorporated is a global provider of specialty electrical equipment and highly engineered services to the power generation, transmission, distribution, and industrial markets as well as a leading provider of hot dip galvanizing services to the North American steel fabrication market.

Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. This release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ, including demand by the power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets that AZZ serves, foreign and domestic, customer request delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management employees to implement AZZ’s growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 28, 2013 and other filings with the SEC, available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.